 8:
Exhibit 99.4 SASCO Series 2003-10 Aggregate Statement of Principal and Interest Distributions to Certificateholders for January 2003 to December 2003
Class	Principal	Interest	Ending Principal Balance
A	38,512,081.82	14,965,750.32	307,962,918.18
AP	46,138.85	0.00	674,534.15
AX	0.00	822,464.13	16,373,212.53
B1	64,601.29	407,680.48	9,023,398.71
B2	19,377.55	122,286.19	2,706,622.45
B3	12,916.00	81,509.18	1,804,084.00
B4	7,748.18	48,896.52	1,082,251.82
B5	5,167.84	32,612.63	721,832.16
B6	6,485.30	40,926.82	905,853.70
R	100.00	0.51	0.00
E	0.00	0.00	0.00
P	0.00	543,347.49	0.00